Exhibit 4.3
Execution Version
DEED POLL
THIS DEED POLL is made on 4 April 2025, by Blue Owl Credit Income Corp., a company incorporated under the laws of the State of Maryland with its principal executive offices at 399 Park Avenue, 37th Floor, New York, New York 1002, United States, (the Issuer) in favour of Holders and prospective purchasers (each term as defined below).
WHEREAS:
(A)The Issuer has entered into an Agency Agreement (the Agency Agreement, which expression includes the same as it may be amended, supplemented, novated or restated from time to time) dated 4 April 2025 between, inter alios, the Issuer and Deutsche Bank AG, London Branch (the Principal Paying Agent) in connection with a Programme (as defined in the Agency Agreement) for the offering and sale of debt securities of the Issuer (the Securities).
(B)The Issuer, in order to ensure compliance with Rule 144A under the United States Securities Act of 1933, as amended, (the Securities Act) in connection with resales of the Securities, has agreed to comply with the information delivery requirements of Rule 144A(d)(4) under the Securities Act.
NOW THIS DEED WITNESSETH AS FOLLOWS and is made by way of deed poll:
1.DEFINITIONS
Capitalised terms used but not defined in this Deed shall have the same meanings given to them in the Agency Agreement.
2.FURNISHING OF INFORMATION
The Issuer undertakes that so long as any of the Securities are restricted securities within the meaning of Rule 144(a)(3) under the Securities Act, during any period when it is not subject to and in compliance with the reporting requirements of Sections 13 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the Exchange Act), or it is not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2(b) under the Exchange Act, it will provide to each holder or beneficial owner (each a Holder) of such restricted securities and to each prospective purchaser (as designated by any Holder), upon the request of a Holder or prospective purchaser, the information required to be provided pursuant to Rule 144A(d)(4) under the Securities Act.
3.BENEFIT
This Deed shall take effect as a Deed Poll for the benefit of the Holders and the prospective purchasers from time to time and for the benefit of the Managers. This Deed shall be deposited with and held by the Principal Paying Agent until all the obligations of the Issuer under this Deed have been discharged in full.
The Issuer acknowledges the right of every Holder, prospective purchaser and Manager to the production of, and the right of every Holder, prospective purchaser and Manager to obtain (upon payment of a reasonable charge) a copy of, this Deed, and further acknowledges and covenants that the obligations binding upon it contained in this Deed are owed to, and shall be for the account of, each and every Holder, prospective purchaser and Manager, and that each Holder, prospective purchaser and Manager shall be entitled severally to enforce those obligations against the Issuer.

4.STAMP DUTIES
The Issuer will pay any stamp and other duties and taxes, including interest and penalties, payable on or in connection with the execution of this Deed and any action taken by any Holder, prospective purchaser or Manager to enforce the provisions of this Deed.
5.WARRANTIES
The Issuer represents, warrants and covenants with each Holder, prospective purchaser and Manager that it has all corporate power, and has taken all necessary corporate or other steps, to enable it to execute, deliver and perform this Deed, and that this Deed constitutes a legal, valid and binding obligation of the Issuer enforceable in accordance with its terms subject to the laws of bankruptcy and other laws affecting the rights of creditors generally.
If any provision in or obligation under this Deed is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, that will not affect or impair (i) the validity, legality or enforceability under the law of that jurisdiction of any other provision in or obligation under this Deed, and (ii) the validity, legality or enforceability under the law of any other jurisdiction of that or any other provision in or obligation under this Deed.
6.GOVERNING LAW
6.1This Deed and any non-contractual obligations arising out of or in connection with this Deed are governed by, and shall be construed in accordance with, the laws of England.
6.2Subject to 6.4 below, the English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it (a Dispute) and each of the Issuer, any Holder and any prospective purchaser in relation to any Dispute submits to the exclusive jurisdiction of the English courts.
6.3For the purpose of this clause 6, the Issuer waives any objection to the English courts on the grounds that they are an inconvenient or inappropriate forum to settle any Dispute.
6.4To the extent allowed by law, each Holder or prospective purchaser may, in respect of any Dispute or Disputes, take (i) proceedings in any other court with jurisdiction; and (ii) concurrent proceedings in any number of jurisdictions.
6.5The Issuer irrevocably appoints Vistra (UK) Limited at 7th Floor, 50 Broadway, London SW1H 0DB as its agent under this Deed for service of process in any proceedings before the English courts in relation to any Dispute and agrees that, in the event of Vistra (UK) Limited being unable or unwilling for any reason so to act, it will immediately appoint another person as its agent for service of process in England in respect of any Dispute. The Issuer agrees that failure by a process agent to notify it of any process will not invalidate service. Nothing in this clause shall affect the right to serve process in any other manner permitted by law.
6.6WITHOUT PREJUDICE TO ANYTHING CONTAINED IN THIS CLAUSE 6, THE ISSUER WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS DEED. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO A BENCH TRIAL.

IN WITNESS whereof this Deed has been entered into as a deed poll by the Issuer on the date which appears first on page 1.
Executed as a deed    )
by BLUE OWL CREDIT INCOME CORP.    )
acting by /s/ Karin Kringen, Assistant Secretary    )
acting on the authority    )
of that company    )
in the presence of:    )
Witness's signature:
Witness's Name:    /s/ Henry Bergman
Witness's Address:    399 Park Ave. 37th Floor, New York, NY 10022 USA
Address:    399 Park Ave. 37th Floor, New York, NY 10022 USA
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